Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Unilever Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	$700,000,000 4.875% Notes due 2028	Rule 457(r)	$700,000,000	100%	$700,000,000	$110.20 per $1,000,000	$77,140
	Debt	$800,000,000 5.000% Notes due 2033	Rule 457(r)	$800,000,000	100%	$800,000,000	$110.20 per $1,000,000	$88,160
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$1,500,000,000		$165,300
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$165,300